Exhibit 23
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                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Mid-America Bancorp:


We consent to incorporation by reference in the Registration Statements No. 2-92270, No. 2-99495, and No. 33-42989 on Forms S-8
of Mid-America Bancorp of our report dated January 21, 1994, relating to the consolidated balance sheets of Mid-America Bancorp and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, which report appears in the 1993 annual report to shareholders, which is incorporated by reference in the December 31, 1993 Form 10-K of Mid-America Bancorp.

Our report refers to a change in the method of accouting for income taxes in 1993.


Louisville, Kentucky                  /s/ KPMG Peat Marwick
March 23, 1994
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